Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis is management’s analysis of the financial performance of Sunoco, Inc. and subsidiaries (collectively, “Sunoco” or the “Company”) and of significant trends that may affect its future performance. It should be read in conjunction with Sunoco’s consolidated financial statements and related notes under Item 8. Those statements in Management’s Discussion and Analysis that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See “Forward-Looking Statements” below for a discussion of the factors that could cause actual results to differ materially from those projected.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company included in this exhibit 99.2 has been revised to reflect the results of operations of SunCoke Energy, Inc. as discontinued operations in the Company’s consolidated financial statements. All other information included in this exhibit remains unchanged and does not reflect events or developments that have occurred subsequent to February 28, 2012. More current information is included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 and other filings with the Securities and Exchange Commission. This exhibit should be read in conjunction with the Financial Statements and Supplementary Data included in exhibit 99.3.

Strategy Overview

Historically, Sunoco’s profitability has primarily been determined by refined product and chemical margins and the reliability and efficiency of its operations. However, the Company carried out several strategic actions during 2011 and the early part of 2012 in executing its fundamental shift away from manufacturing. In addition to its decision to exit the refining business by mid-2012, the exit from the chemicals business during 2011 and the spin-off of SunCoke Energy, Inc. (“SunCoke Energy”) in January 2012, Sunoco also conducted a comprehensive strategic review to determine the best way to deliver value to shareholders, including how best to utilize its strong cash position and maximize the potential for Sunoco’s logistics and retail businesses. Sunoco retained a third party advisor to assist in this strategic review which was completed in February 2012. The Company has identified a number of initiatives outlined below which management believes should position the Company to generate value for shareholders through the logistics and retail businesses.

2009-2011 Strategic Actions

In connection with its fundamental shift away from manufacturing and the repositioning of its portfolio of businesses, Sunoco has completed the following strategic actions:

Refining and Supply:

•

Announced its decision to exit its refining business no later than July 2012. The main processing units at the Marcus Hook, PA refinery were indefinitely idled in December 2011. The Company continues to seek a buyer and/or pursue options for alternative uses for both the Marcus Hook and Philadelphia, PA facilities;

•

Completed the sale of the Toledo refinery and related inventory for $1,037 million in net proceeds. The purchase agreement also includes a participation payment of up to $125 million based on the future profitability of the refinery;

•	Permanently shut down all process units at the Eagle Point refinery in 2009 in response to weak demand and increased global refining capacity; and

•	Completed the sale of the Tulsa refinery and related inventory in 2009 for $157 million in cash proceeds.

Chemicals:

•

Completed the exit from the chemicals businesses by divesting its phenol and acetone chemicals manufacturing facilities and related inventories in Philadelphia, PA and Haverhill, OH during the second half of 2011. The sale of the common stock of the polypropylene chemicals business was completed in March 2010. Sunoco received total proceeds of $529 million related to these divestments.

Coke:

•	Completed an IPO of 13.34 million shares of SunCoke Energy common stock on July 26, 2011 at an offering price of $16 per share; and

•	Completed the separation of SunCoke Energy from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off on January 17, 2012.

Sunoco continues to shift its focus toward maximizing the potential of its logistics and retail businesses through growth and efficient operations and its ability to capture opportunities presented by the market. Sunoco completed the following initiatives in these businesses is connection with this strategy:

Logistics:

•	Completed a three-for-one split of its limited partnership units on December 2, 2011;

•	Received 3.94 million deferred distribution units from Sunoco Logistics Partners L.P. in exchange for the tank farm and related assets located at the Eagle Point refinery;

•

Completed acquisitions in August 2011 totaling $295 million including inventory of a crude oil purchasing and marketing business from Texon L.P. and a refined products terminal from affiliates of ConocoPhillips;

•	Exercised rights to acquire additional ownership interests in pipeline joint ventures for $86 and $91 million during 2011 and 2010, respectively;

•	Completed an acquisition of a butane blending business in July 2010 for $152 million including inventory;

•

Completed acquisitions totaling $50 million in the third quarter of 2009 of a crude oil pipeline which services Gary Williams’ Wynnewood, OK refinery and a refined products terminal in Romulus, MI; and

•

Completed construction in 2009 of a crude oil pipeline from the Nederland terminal to Motiva Enterprise LLC’s Port Arthur, TX refinery and three related crude oil storage tanks at a total cost of $94 million.

Retail Marketing:

•	Entered into leasehold agreements for 14 retail locations in August 2011. Each site, located in central Pennsylvania, will be company operated and include an APlus® convenience store;

•

Reached an agreement in January 2011 to begin operating the nine fuel stations at service plazas along the Garden State Parkway and announced an extension on the two fuel stations along the Palisades Parkway, both located in New Jersey;

•

Acquired 25 retail locations in central and northern New York and was selected by the Ohio Turnpike Commission to operate the fuel stations at the 16 service plazas along the Ohio Turnpike in December 2010; and

•	Added more than 200 distributor outlets to its portfolio of retail sites during 2010.

Sunoco also completed the following corporate initiatives to increase overall profitability, strengthen the balance sheet and enhance shareholder value:

•	Repurchased 14.41 million shares of its outstanding common stock for $500 million during the third quarter of 2011;

•

Continued its initiative to outsource certain back office processes which commenced in 2010, including information technology, finance and accounting transaction processing, and indirect procurement. This reflects Sunoco’s continued commitment in its expense reduction program, which is critical to improving the Company’s competitiveness;

•	Continued its ongoing business improvement initiative that commenced in 2009 to reduce the Company’s cost base;

•	Modified retirement benefit plans to freeze pension benefits for most participants and to phase down or eliminate postretirement medical benefits beginning June 30, 2010; and

•

Enhanced the funded status of its defined benefit plans in 2010 with $234 million of contributions consisting of $144 million of cash and 3.59 million shares of Sunoco common stock valued at $90 million.

For additional information regarding the above actions, see Notes 2, 9, 14 and 16 to the Consolidated Financial Statements (Item 8).

Strategic Review Initiatives

Upon completion of the strategic review, the Company has decided to pursue a series of initiatives which management believes are expected to enhance shareholder value, reduce outstanding share count, provide strategic flexibility and lower future pension, postretirement medical and environmental cash outlays. The specific initiatives are as follows:

•	Repurchase up to 19.9 percent of Sunoco’s outstanding common stock at the time, or approximately 21.25 million shares. The planned repurchase is expected to occur over the next 12 to 18 months;

•	Increase the quarterly dividend by 33 percent to $.20 per share ($.80 annualized). The higher dividend will be effective in March 2012;

•

Spend approximately $400 million in 2012 to reduce debt, including approximately $100 million of floating-rate notes that were redeemed in January 2012. As a result of the debt repurchase, interest expense is expected to decline by approximately $15 million pretax annually. The lower debt also provides the Company with greater financial flexibility to pursue growth in an opportunistic manner;

•

Make a tax-deductible contribution of approximately $80 million to Sunoco’s qualified pension plans. This contribution significantly reduces the potential need for any additional pension contributions;

•

Establish a funding trust for the Company’s postretirement benefit liabilities by making a tax-deductible contribution of approximately $200 million and restructuring the postretirement medical plan to eliminate Sunoco’s liability beyond this funded amount. Management expects that the trust should cover medical expenses of retirees through 2020. By prefunding and restructuring this postretirement medical plan, annual pretax costs of this plan will be approximately $20 million lower than previous expectations, annual pretax cash flow will be improved by approximately $30 million and the accumulated postretirement medical liability will be reduced by approximately $60 million; and

•

Contribute approximately $250 million to establish a segregated environmental fund by means of a captive insurance company to be used for the remediation of legacy environmental obligations. The contribution is expected to provide certain tax benefits, the extent of which are still being evaluated. Known and unknown liabilities exist, largely related to legacy operations which are unrelated to the current and future logistics and retail businesses. These legacy sites that are subject to environmental remediation assessments include terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites. Annual cash outlays are expected to decline by approximately $10-$20 million versus historical run rates. Funding of this initiative is expected to occur by the end of 2012.

Sunoco management believes that after its exit from the refining business, completion of these initiatives will allow the Company to be well-positioned to generate value for shareholders through the high-return logistics and retail businesses. The Company will be financially stronger and have more flexibility without the burden of significant legacy obligations. Finally, shareholders will be more levered to the Company’s businesses, resulting in higher earnings and cash flows per share and higher dividends.

Results of Operations

Over the past few years, the Company has significantly repositioned its portfolio of businesses to reduce its exposure to refining and chemicals margins through the sale of its Tulsa and Toledo refineries and its chemicals operations. In addition, there has been significant capital investment to grow the logistics and retail operations. As a result, Sunoco’s profitability has been increasingly impacted by the growth in the level of earnings in these businesses. However, the volatility of crude oil and refined product prices and the overall supply/demand balance for these commodities should continue to have a significant impact on margins and the financial results of the Company during the first half of 2012.

Refined product margins declined sharply in 2009 in response to weak demand attributable to the global recession. During 2010 and 2011, refined product margins showed some slight improvement. However, these margins deteriorated significantly in the latter part of 2011, particularly in the northeast United States. Earnings in the logistics business have benefited from a continued focus on growth, as well as strong results from crude oil acquisition and marketing opportunities. Retail gasoline margins and sales volumes showed slight improvement during the 2009-2011 period. Cokemaking profitability benefited from improved operations at its Haverhill and Granite City facilities during the 2009-2011 period. Results in 2009 and 2010 also benefited from a favorable coke contract primarily driven by increases in coal prices. However, this contract was restructured to eliminate this benefit in 2011.

The Company’s future operating results may also be impacted by environmental matters (see “Environmental Matters” below).

Earnings Profile of Sunoco Businesses (millions of dollars)

	2011	2010	2009
Logistics	$204	$132	$152
Retail Marketing	169	176	146
Refining and Supply:
Continuing operations	(316)	(19)	(513)
Discontinued Tulsa operations	—	—	5
Discontinued chemicals operations	1	56	1
Discontinued cokemaking operations	62	180	203
Corporate and Other:
Corporate expenses	(80)	(108)	(66)
Net financing expenses and other	(101)	(114)	(96)
Asset write-downs and other matters:
Continuing operations	(2,607)	(109)	(687)
Discontinued chemicals operations	(287)	—	(6)
Discontinued Tulsa operations	18	—	(6)
Sale of Toledo refinery	2	—	—
Sale of discontinued chemicals operations	13	(169)	—
LIFO inventory profits	63	168	92
Gain on remeasurement of pipeline equity interests	9	59	—
Sale of retail heating oil and propane distribution business	—	—	44
Sale of discontinued Tulsa operations	—	—	70

Pretax income (loss) attributable to Sunoco, Inc. shareholders	(2,850)	252	(661)
Income tax expense (benefit) attributable to Sunoco, Inc. shareholders*	(1,166)	18	(332)

Net income (loss) attributable to Sunoco, Inc. shareholders	$(1,684)	$234	$(329)

*	Includes tax expense (benefits) of $(87), $(54) and $42 million, respectively, attributable to discontinued operations for the years ended December 31, 2011, 2010 and 2009.

Analysis of Earnings Profile of Sunoco Businesses

In 2011, the net loss attributable to Sunoco, Inc. shareholders was $1,684 million, or $14.55 per share of common stock on a diluted basis, compared to net income attributable to Sunoco, Inc. shareholders of $234 million, or $1.95 per share, in 2010 and a net loss attributable to Sunoco, Inc. shareholders of $329 million, or $2.81 per share, in 2009.

The $3,102 million decrease in pretax results attributable to Sunoco, Inc. shareholders in 2011 was primarily due to higher provisions for asset write-downs and other matters ($2,767 million), lower refining margins ($386 million) and production volumes ($205 million), lower results attributable to Sunoco’s discontinued cokemaking and chemicals businesses ($173 million), lower gains from the liquidation of LIFO inventories ($105 million) and lower gains related to the remeasurement of pipeline equity interests ($50 million). Partially offsetting these negative factors were lower expenses ($282 million), the absence of the 2010 loss on the divestment of discontinued polypropylene operations ($169 million) and higher results in Sunoco’s Logistics business ($72 million). The increase in the income tax benefit in 2011 was primarily attributable to higher provisions for asset write-downs.

The $913 million increase in pretax results attributable to Sunoco, Inc. shareholders in 2010 was primarily due to higher margins from continuing operations in Sunoco’s Refining and Supply business ($347 million), lower expenses ($228 million), lower provisions for asset write-downs and other matters ($590 million), higher LIFO gains from the liquidation of crude oil and refined product inventories ($76 million) and the gain from the remeasurement of pipeline equity interests to fair value in 2010 ($59 million). Partially offsetting these positive factors were lower production of refined products ($87 million), the 2010 loss on the sale of the discontinued polypropylene operations ($169 million) and the absence of gains associated with divestments of the Tulsa refinery and retail heating oil business during 2009 ($114 million). The increase in income tax expense in 2010 was primarily attributable to improved operating results and lower provisions for asset write-downs.

Logistics

The Logistics business operates refined product and crude oil pipelines and terminals and conducts crude oil and refined product acquisition and marketing activities primarily in the northeast, midwest and southwest regions of the United States. In addition, the Logistics business has an ownership interest in several refined product pipeline joint ventures. Substantially all logistics operations are conducted through Sunoco Logistics Partners L.P. (the “Partnership”), a consolidated master limited partnership. Sunoco is the general partner of the Partnership, which consists of a 2-percent ownership interest and incentive distribution rights, and owns a 32-percent interest in the Partnership’s limited partner units (see “Capital Resources and Liquidity—Other Cash Flow Information” below).

On December 2, 2011, the Partnership completed a three-for-one split of its limited partnership units. The unit split resulted in the issuance of two additional limited partnership units for every one limited partnership unit owned. All limited partnership unit information included in this report is presented on a post-split basis.

	2011	2010	2009
Pretax income (millions of dollars)	$204	$132	$152
Pipeline and terminal throughputs* (thousands of barrels daily):
Unaffiliated customers	2,758	2,037	1,436
Affiliated customer	1,041	1,296	1,449

	3,799	3,333	2,885

*	Excludes joint-venture operations which are not consolidated.

Logistics pretax segment income increased $72 million in 2011 primarily due to expanded crude oil margins which benefitted from market-related opportunities and increased sales volumes. Pipeline earnings increased due to regulated tariff increases and strong demand for West Texas crude oil. Higher earnings attributable to recent acquisitions and organic growth projects also contributed to the improved results.

Logistics pretax segment income decreased $20 million in 2010 primarily due to a lower ownership percentage resulting from the issuance of units by the Partnership, the sale of a portion of Sunoco’s ownership interest and the modification of its incentive distribution rights (see “Capital Resources and Liquidity—Other Cash Flow Information” below). Partially offsetting these factors were higher income contributions from acquisitions and internal growth projects.

In May 2011, the Partnership obtained a controlling financial interest in Inland Corporation (“Inland”) through a series of transactions involving Sunoco and a third party. Sunoco exercised its rights to acquire additional ownership interests in Inland for $56 million, net of cash received, and the Partnership purchased additional ownership interests from a third party for $30 million. The Partnership’s total ownership interest in Inland increased to 84 percent after it purchased all of Sunoco’s interests. As a result of these transactions, Inland became a consolidated subsidiary of Sunoco and, in connection therewith, Sunoco recognized a $9 million gain ($6 million after tax) from the remeasurement of its pre-acquisition equity interests in Inland to fair value upon consolidation. This gain is reported separately in Corporate and Other in the Earnings Profile of Sunoco Businesses.

In July 2011, the Partnership issued 3.94 million deferred distribution units valued at $98 million and paid $2 million in cash to Sunoco in exchange for the tank farm and related assets located at the Eagle Point refinery. These units will not participate in Partnership distributions until they convert into common units on the one-year anniversary of their issuance. Upon completion of this transaction, Sunoco’s interest in the Partnership’s limited partner units increased to the current 32 percent.

In August 2011, the Partnership acquired a crude oil purchasing and marketing business from Texon L.P. (“Texon”) for $222 million including $17 million attributable to the fair value of crude oil inventory. The purchase consists of a lease crude business and gathering assets in 16 states, primarily in the western United States. The current crude oil volume of the business is approximately 75 thousand barrels per day at the wellhead.

Also in August 2011, the Partnership acquired a refined products terminal located in East Boston, MA from affiliates of ConocoPhillips for $73 million including $17 million attributable to the fair value of inventory. The terminal is the sole service provider of Logan International Airport under a long-term contract.

In July 2010, the Partnership acquired a butane blending business from Texon for $152 million including inventory. The acquisition includes patented technology for blending butane into gasoline, contracts with customers currently utilizing the patented technology, butane inventories and other related assets. The Partnership also increased its ownership interest in a pipeline joint venture for $6 million in July 2010. This interest continues to be accounted for as an equity method investment.

The Partnership also exercised its rights to acquire additional ownership interests in Mid-Valley Pipeline Company (“Mid-Valley”) and West Texas Gulf Pipe Line Company (“WTG”) for a total of $85 million during the third quarter of 2010, increasing its ownership interests in Mid-Valley and WTG to 91 and 60 percent, respectively. As the Partnership obtained a controlling financial interest in both Mid-Valley and WTG, the joint ventures were both reflected as consolidated subsidiaries of Sunoco from the dates of their respective acquisitions. In connection with these acquisitions, Sunoco recognized a $59 million pretax gain attributable to Sunoco shareholders ($37 million after tax) from the remeasurement of the pre-acquisition equity interests in Mid-Valley and WTG to fair value upon consolidation. This gain is shown separately in Corporate and Other in the Earnings Profile of Sunoco Businesses.

In the third quarter of 2009, the Partnership acquired Excel Pipeline LLC, the owner of a crude oil pipeline which services Gary Williams’ Wynnewood, OK refinery and a refined products terminal in Romulus, MI for a total of $50 million. The Partnership intends to take advantage of additional growth opportunities in the future, both within its current system and with third-party acquisitions.

Retail Marketing

The Retail Marketing business sells gasoline and middle distillates at retail and operates convenience stores in 23 states, primarily on the east coast and in the midwest region of the United States.

	2011	2010	2009
Pretax income (millions of dollars)	$169	$176	$146
Retail margin* (per barrel):
Gasoline	$4.19	$3.93	$3.72
Middle distillates	$4.02	$3.19	$6.22
Sales (thousands of barrels daily):
Gasoline	298.4	293.4	291.0
Middle distillates	28.4	28.2	30.2

	326.8	321.6	321.2

Retail gasoline outlets	4,933	4,921	4,711

*Retail	sales price less related wholesale price, terminalling and transportation costs and consumer excise taxes per barrel. The retail sales price is the weighted-average price received through the various branded marketing distribution channels.

Retail Marketing pretax segment income decreased $7 million in 2011 largely attributable to higher expenses ($44 million) resulting primarily from higher credit card fees, litigation charges and the absence of favorable settlements recognized during 2010 and lowers gains on asset divestments ($8 million). These negative factors were largely offset by higher retail gasoline and distillate margins ($36 million) and retail gasoline sales volumes ($8 million).

Retail Marketing pretax segment income increased $30 million in 2010 primarily due to higher average retail gasoline margins ($23 million) and lower expenses ($55 million). These positive factors were partially offset by lower distillate margins ($33 million) and lower gains on asset divestments ($7 million).

In August 2011, Sunoco entered into leasehold agreements for 14 retail locations located in central Pennsylvania. Each site will be company operated and include an APlus® convenience store.

In January 2011, Sunoco reached an agreement to begin operating the nine fuel stations at service plazas along the Garden State Parkway and announced an extension on the two fuel stations along the Palisades Parkway, both located in New Jersey.

In December 2010, Sunoco acquired 25 retail locations in central and northern New York and was selected by the Ohio Turnpike Commission to operate the fuel stations at the 16 service plazas along the Ohio Turnpike. Sunoco also entered into agreements with nine new distributors during 2010 and added more than 200 sites to its portfolio of distributor outlets.

During 2009, Sunoco sold its retail heating oil and propane distribution business for $83 million and recognized a $44 million net gain ($26 million after tax) in connection with the transaction. This gain is shown separately in Corporate and Other in the Earnings Profile of Sunoco Businesses.

During the 2009-2011 period, Sunoco generated $178 million of divestment proceeds related to the sale of 229 retail sites under a Retail Portfolio Management (“RPM”) program to selectively reduce the Company’s invested capital in Company-owned or leased sites. Most of the sites were converted to contract dealers or distributors thereby retaining most of the gasoline sales volume attributable to the divested sites within the Sunoco branded business. During 2011, 2010 and 2009, net gains of $9, $17 and $24 million, respectively, were recognized in connection with the RPM program.

Refining and Supply—Continuing Operations

The Refining and Supply business currently manufactures petroleum products and commodity petrochemicals at its Philadelphia refinery and sells these products to other Sunoco businesses and to wholesale and industrial customers. The Company completed the sale of its Toledo refinery in March 2011 and indefinitely idled the main processing units at its Marcus Hook, PA refinery in December 2011. The Company expects to complete its exit from the refining business no later than July 2012. In 2009, Sunoco sold its discontinued Tulsa refining operations and permanently shut down all process units at the Eagle Point refinery (see below). The financial and operating data presented in the table below excludes amounts attributable to the discontinued Tulsa refining operations.

	2011	2010	2009
Pretax loss (millions of dollars)	$(316)	$(19)	$(513)
Wholesale margin* (per barrel)	$3.39	$5.04	$3.66
Throughputs** (thousands of barrels daily):
Crude oil	436.2	588.8	625.4
Other feedstocks	46.9	56.4	70.8

Total throughputs	483.1	645.2	696.2

Products manufactured** (thousands of barrels daily):
Gasoline	245.8	337.0	357.9
Middle distillates	173.5	230.6	225.3
Residual fuel	30.0	34.6	59.2
Petrochemicals	14.4	23.4	27.3
Other	38.1	48.5	54.7

Total production	501.8	674.1	724.4
Less: Production used as fuel in refinery operations	23.9	31.3	34.5

Total production available for sale	477.9	642.8	689.9

Crude unit capacity** (thousands of barrels daily) at December 31	505.0	675.0	675.0
Crude unit capacity utilized	82%	87%	78%
Conversion capacity (thousands of barrels daily) at December 31	230.0	343.0	343.0
Conversion capacity utilized	79%	87%	79%

*	Wholesale sales revenue less related cost of crude oil, other feedstocks, product purchases and terminalling and transportation divided by production available for sale.
**	Includes 175 thousand barrels-per-day of capacity at the Marcus Hook refinery which has been indefinitely idled and reflects a 170 thousand barrels-per-day reduction attributable to the sale of the Toledo refinery in March 2011.

Refining and Supply pretax segment results from continuing operations decreased $297 million in 2011 primarily due to lower realized margins ($386 million) and production volumes ($205 million). These negative factors were partially offset by lower expenses ($298 million). Production volumes in 2011 were negatively impacted by the sale of the Toledo refinery, significant unplanned maintenance activities at the Philadelphia and Marcus Hook refineries in the early part of 2011, as well as the idling of the Marcus Hook facility in December 2011. Margins deteriorated significantly in 2011 and were impacted by high crude oil premiums.

Refining and Supply pretax segment results from continuing operations improved $494 million in 2010 primarily due to higher realized margins ($347 million) and lower expenses ($220 million), partially offset by lower production volumes ($87 million). Lower expenses were largely the result of cost reductions related to ongoing business improvement initiatives, the permanent shutdown of the Eagle Point refinery in the fourth quarter of 2009 and lower costs for purchased fuel and utilities. Production volumes were negatively affected by significant planned turnaround activities at the Marcus Hook and Toledo refineries in the first quarter of 2010 and unplanned maintenance in the fourth quarter of 2010.

In March 2011, Sunoco completed the sale of its Toledo refinery and related crude and refined product inventories to a wholly owned subsidiary of PBF Holding Company LLC. The Company received $1,037 million in net proceeds consisting of $546 million in cash at closing, a $200 million two-year note receivable of which $18 million was repaid during the third quarter of 2011 with the remainder repaid in February 2012, and a $285 million note receivable and $6 million in cash related to working capital adjustments subsequent to closing which were both paid in May 2011. In addition, the purchase agreement also includes a participation payment of up to $125 million based on the future profitability of the refinery. Sunoco has not recorded any amount related to the contingent consideration in accordance with its accounting policy election on such amounts. The Company expects to receive a significant portion of the $125 million participation payment in 2012 based on the Toledo refinery’s 2011 estimated operating results. In connection with this transaction, the Company recognized a $2 million net pretax gain ($4 million loss after tax) during 2011. The net loss includes a pretax gain of $535 million attributable to the sale of crude and refined product inventories and is reported separately in Corporate and Other in the Earnings Profile of Sunoco Businesses. The results of operations for the Toledo refinery have not been classified as discontinued operations due to Sunoco’s expected continuing involvement with the Toledo refinery through a three-year agreement for the purchase of gasoline and distillate to supply Sunoco retail sites in this area.

In September 2011, Sunoco announced its decision to exit its refining business and initiated a formal process to sell its remaining refineries located in Philadelphia and Marcus Hook, PA (together, the “Northeast Refineries”). Sunoco indefinitely idled the main processing units at its Marcus Hook refinery in December 2011 due to deteriorating refining market conditions. As the Company has received no proposals to purchase Marcus Hook as a refinery, Sunoco is pursuing options with third parties for alternate uses of the Marcus Hook facility. Sunoco continues to operate its Philadelphia refinery while it seeks a buyer for that facility. Sunoco has seen some degree of interest in the Philadelphia refinery and therefore continues to pursue a sale of this facility as an operating refinery. However, if a suitable sales transaction cannot be implemented, the Company intends to permanently idle the main processing units at both facilities no later than July 2012. In connection with these decisions, Sunoco recorded a $2,346 million noncash provision ($1,405 million after tax) primarily to write down long-lived assets at the Northeast Refineries to their estimated fair values and recorded provisions for severance, contract terminations and idling expenses of $243 million ($144 million after tax) in the second half of 2011. These accruals include an estimated loss to terminate a ten-year polymer-grade propylene supply contract with Braskem S.A. (“Braskem”) in connection with the sale of Sunoco’s discontinued polypropylene chemicals business in March 2010 (see below). These charges are included in Asset Write-Downs and Other Matters in Corporate and Other in the Earnings Profile of Sunoco Businesses. If such units are permanently idled, additional provisions of up to $300 million, primarily related to shutdown expenses and severance and pension costs, could be incurred. Upon a sale or permanent idling of the main processing units, Sunoco expects to record a pretax gain related to the liquidation of all of its crude oil and a significant portion of its refined product inventories at the Northeast Refineries totaling approximately $2 billion based on current market prices. The actual amount of this gain will depend upon the market value of crude and refined products and the volumes on hand at the time of liquidation.

In 2009, Sunoco permanently shut down all process units at the Eagle Point refinery. Sunoco recorded a $476 million provision ($284 million after tax) in 2009 to write down the affected assets to their estimated fair values and to establish accruals for employee terminations, pension and postretirement curtailment losses and other related costs and recognized a $92 million LIFO inventory gain ($55 million after tax) from the liquidation of refined product inventories. The Company recorded additional provisions of $57 and $5 million ($34 and $3 million after tax) in 2010 and 2011, respectively, primarily for additional asset write-downs and contract losses in connection with excess barge capacity resulting from the shutdown of the Eagle Point refining operations. In 2010, the Company also recognized a $168 million LIFO inventory gain ($100 million after tax) largely attributable to the Eagle Point shutdown. These charges, which are reported as part of Asset Write-Downs and Other Matters, and the LIFO inventory gains are reported separately in Corporate and Other in the Earnings Profile of Sunoco Businesses.

In June 2009, Sunoco acquired a 100 million gallon-per-year ethanol manufacturing facility in New York from Northeast Biofuels, LP for $9 million. After completion of start-up capital expenditures of $26 million, the plant successfully began operations in June 2010.

Refining and Supply—Discontinued Tulsa Operations

In June 2009, Sunoco completed the sale of its Tulsa refinery to Holly Corporation and, as a result, the Tulsa refinery has been classified as a discontinued operation for all periods presented in the consolidated financial statements herein (see Note 2 to the Consolidated Financial Statements under Item 8). The transaction also included the sale of inventory attributable to the refinery which was valued at market prices at closing. Sunoco received a total of $157 million in cash proceeds from this divestment, comprised of $64 million from the sale of the refinery and $93 million from the sale of the related inventory. Sunoco recognized a $70 million net pretax gain ($41 million after tax) on the divestment which is reported separately in Corporate and Other in the Earnings Profile of Sunoco Businesses. Sunoco had previously recognized a $160 million provision ($95 million after tax) to write down the refinery and related assets in 2008 in connection with its decision to sell the refinery or convert it to a terminal.

In 2011, Sunoco recorded an $18 million gain ($11 million after tax) attributable to a partial settlement of a retained low sulfur diesel credit liability related to the discontinued Tulsa refining operations. This charge is included in Asset Write-Downs and Other Matters in Corporate and Other in the Earnings Profile of Sunoco Businesses.

In 2009, discontinued Tulsa refining operations had pretax earnings of $5 million prior to its sale on June 1.

Discontinued Chemicals Operations

In March 2010, Sunoco completed the sale of the common stock of its polypropylene chemicals business to Braskem. The assets sold as part of this transaction included the polypropylene manufacturing facilities in LaPorte, TX, Neal, WV, and Marcus Hook, PA, a propylene supply agreement and related inventory. Sunoco recognized a net loss of $169 million ($44 million after tax) in the first quarter of 2010 related to the divestment. Cash proceeds from this divestment of $348 million were received in the second quarter of 2010. In 2011, Sunoco recognized a $4 million additional tax provision related to the sale.

In July 2011, Sunoco completed the sale of its phenol and acetone chemicals manufacturing facility in Philadelphia, PA (“Frankford Facility”) and related inventory to an affiliate of Honeywell International Inc. (“Honeywell”). In connection with this agreement, Sunoco recorded a $118 million provision ($70 million after tax) to write down Frankford Facility assets to their estimated fair values during the second quarter of 2011. Sunoco received total cash proceeds of $88 million in the third quarter of 2011 and recognized a $7 million gain ($4 million after tax) on the divestment. Sunoco is currently party to a cumene supply agreement with the Frankford Facility which may be terminated, upon six months prior notice, effective on or after June 30, 2012. Based on the Company’s decision to exit its refining business, Sunoco notified Honeywell in December 2011 that it will terminate this agreement effective June 30, 2012.

In October 2011, Sunoco completed the sale of its phenol manufacturing facility in Haverhill, OH (“Haverhill Facility”) and related inventory to an affiliate of Goradia Capital LLC. Sunoco received total cash proceeds of $93 million and recognized a $6 million gain ($4 million after tax) on the divestment in the fourth quarter of 2011. Sunoco recorded a $169 million provision ($101 million after tax) to write down Haverhill Facility assets to their estimated fair values during the second quarter of 2011.

The charges incurred in connection with these facilities, which are reported as part of Asset Write-Downs and Other Matters, and the gains (losses) on their divestments are reported separately in Corporate and Other in the Earnings Profile of Sunoco Businesses.

As a result of these divestments, Sunoco’s chemicals operations have been classified as discontinued operations for all periods presented in the consolidated financial statements herein (see Note 2 to the Consolidated Financial Statements under Item 8).

Discontinued chemicals operations had pretax earnings of $1, $56 and $1 million in 2011, 2010 and 2009, respectively.

Discontinued Cokemaking Operations

On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy, Inc. (“SunCoke Energy”) common stock was completed at an offering price of $16 per share. Sunoco maintained an 81-percent controlling financial interest in SunCoke Energy until its remaining shares were distributed to Sunoco shareholders by means of a spin-off on January 17, 2012. SunCoke Energy and its affiliates make high-quality, blast-furnace coke at its Jewell facility in Vansant, VA, at its Indiana Harbor facility in East Chicago, IN, at its Haverhill facility in Franklin Furnace, OH, at its Gateway facility in Granite City, IL and at its Middletown facility in Middletown, OH. SunCoke Energy is the operator of a cokemaking facility in Vitória, Brazil, which is owned by a project company in which a Brazilian subsidiary of ArcelorMittal is the major shareholder. SunCoke Energy also produces metallurgical coal from mines in Virginia and West Virginia, primarily for use at the Jewell cokemaking facility. All of the cokemaking plants except for the Jewell plant produce steam and/or electricity. The third-party investor in the Indiana Harbor cokemaking operations is currently entitled to a noncontrolling interest amounting to 15 percent of the partnership’s net income (see below). SunCoke Energy generally assumed all liabilities associated with Sunoco’s cokemaking and coal businesses prior to the date of the spin-off. SunCoke Energy is also responsible for all tax liabilities related to Sunoco’s cokemaking and coal businesses prior to the spin-off. However, SunCoke Energy is not entitled to any refunds which may occur that are applicable to such periods. The results of operations of SunCoke Energy have been classified as discontinued operations for all periods presented in the consolidated financial statements herein (see Note 2 to the Consolidated Financial Statements under Item 8).

	2011	2010	2009
Pretax income (millions of dollars)	$62	$180	$203
Coke production (thousands of tons):
United States	3,761	3,593	2,868
Brazil	1,442	1,636	1,263

Discontinued cokemaking operations pretax results decreased $118 million in 2011 primarily attributable to lower coke sales revenues as a result of the Jewell contract restructuring with ArcelorMittal in January 2011 and the recognition of a $13 million contract loss in connection with agreements to purchase coke from third-parties to cover a projected 2011 production shortfall at the Indiana Harbor facility. Higher general and administrative costs largely associated with the relocation of the corporate offices and additional staffing costs related to becoming a public company also contributed to the decline in earnings. These factors were somewhat offset by improved results from the company’s coal mining operations and higher capitalized interest attributable to construction of the Middletown cokemaking facility.

Discontinued cokemaking operations pretax income decreased $23 million in 2010 primarily due to lower results from the Jewell coal and coke and Indiana Harbor operations and lower capitalized interest. Partially offsetting these negative factors were higher results from the Haverhill and Gateway operations which were driven by higher margins and volumes.

In January 2011, SunCoke Energy acquired Harold Keene Coal Co., Inc., based in Honaker, VA, for $52 million. The purchase price included a net cash payment of $38 million and contingent consideration totaling $14 million primarily related to the estimated fair value of contingent royalty payments to the seller if certain minimum production levels are met for a period of up to 20 years. The assets acquired, which are adjacent to SunCoke Energy’s existing mining operations, include two active underground mines and one active surface and highwall mine currently producing between 250 and 300 thousand tons of coal annually.

In January 2011, SunCoke Energy and ArcelorMittal participated in court ordered mediation to resolve ArcelorMittal’s challenges related to the prices charged for coke produced at the Jewell and Haverhill cokemaking facilities. The parties reached commercial resolutions of these issues which included, effective January 1, 2011, amending the Jewell coke supply agreement to eliminate the fixed coal cost adjustment factor and increasing the operating cost and fixed fee components under both the Jewell and Haverhill agreements. The volume terms of both agreements were also modified to remain take-or-pay through the end of each contract in December 2020 rather than converting to “requirements” in the fourth quarter of 2012. SunCoke Energy also entered into a confidential settlement to resolve the Indiana Harbor arbitration claims.

In March 2008, SunCoke Energy entered into a coke purchase agreement and related energy sales agreement with AK Steel under which SunCoke Energy built, owns and operates a cokemaking facility and associated cogeneration power plant adjacent to AK Steel’s Middletown, OH steelmaking facility. In connection with this agreement, AK Steel has agreed to purchase, over a 20-year period, all of the coke and available electrical power from these facilities. SunCoke Energy commenced operations at the Middletown facility in October 2011. The plant is expected to produce 550 thousand tons of coke per year and provide, on average, 44 megawatts of power. Construction on these facilities was completed during the fourth quarter of 2011 at an aggregate cost of $432 million.

Corporate and Other

Corporate Expenses—Corporate administrative expenses decreased $28 million pretax in 2011 largely due to lower one-time project costs as well as lower staffing and incentive compensation costs. Corporate administrative expenses increased $42 million pretax in 2010 largely due to higher accruals for performance-related incentive compensation resulting from the Company’s improved financial performance compared to 2009 and start-up costs associated with outsourcing and other corporate initiatives.

Net Financing Expenses and Other—Net financing expenses and other decreased $13 million pretax in 2011 primarily due to higher interest income, partially offset by increased interest expense attributable to new borrowings of Sunoco Logistics Partners L.P. The increased interest income was primarily attributable to notes receivable resulting from the sale of the Toledo refinery and related inventory. Net financing expenses and other increased $18 million pretax in 2010 primarily due to higher interest expense and lower capitalized interest. The increased interest expense was largely driven by interest incurred under new borrowings of Sunoco Logistics Partners L.P. associated with its growth capital.

Asset Write-Downs and Other Matters—Continuing Operations—In 2011, Sunoco recorded a $2,346 million noncash provision ($1,405 million after tax) to write down assets at the Philadelphia and Marcus Hook refineries to their estimated fair values and recorded provisions for severance, contract terminations and idling expenses of $243 million ($144 million after tax) in connection with Sunoco’s decision to exit its refining business; recorded a $13 million provision ($8 million after tax) primarily for pension settlement and curtailment losses and employee terminations and related costs in connection with business improvement initiatives; and recorded a $5 million provision ($3 million after tax) to write down certain Eagle Point storage assets which were taken out of service. In 2010, Sunoco recorded a $57 million provision ($34 million after tax) primarily for additional asset write-downs attributable to a decline in the fair market value of certain assets of the Eagle Point refinery which was permanently shut down in the fourth quarter of 2009 and contract losses in connection with excess barge capacity resulting from this shutdown; recorded a $68 million provision ($40 million after tax) primarily for pension settlement losses and accruals for employee terminations and related costs in connection with business improvement initiatives; and recognized a $16 million gain ($9 million after tax) on an insurance settlement related to MTBE coverage. In 2009, Sunoco recorded a $476 million provision ($284 million after tax) in connection with the shutdown of all process units at the Eagle Point refinery; established a $169 million accrual ($100 million after tax) for employee terminations and related costs in connection with business improvement initiatives; recorded a $35 million provision ($21 million after tax) to write down to estimated fair value certain other assets primarily in the Refining and Supply business; established $16 million of accruals ($7 million after tax) for costs associated with MTBE litigation; and recognized a $9 million net curtailment gain ($5 million after tax) related to a freeze of pension benefits for most participants in the Company’s defined benefit pension plans and a phasedown or elimination of postretirement medical benefits effective June 30, 2010 (see Notes 2, 9 and 13 to the Consolidated Financial Statements under Item 8).

Asset Write-Downs and Other Matters—Discontinued Operations—In 2011, Sunoco recorded a $287 million provision ($171 million after tax) to write down assets at the discontinued Frankford and Haverhill chemicals facilities to their estimated fair values and recorded an $18 million gain ($11 million after tax) attributable to a partial settlement of a retained low sulfur diesel credit liability related to the Company’s discontinued Tulsa refining operations. In 2009, Sunoco recorded a $6 million provision ($3 million after tax) to write down to estimated fair value certain assets at the Company’s discontinued Tulsa refining operations and established $6 million of accruals ($4 million after tax) related to the shutdown of the discontinued chemicals polypropylene plant in Bayport, TX (see Note 2 to the Consolidated Financial Statements under Item 8).

Sale of Toledo Refinery—During 2011, Sunoco recognized a $2 million net pretax gain ($4 million loss after tax) related to the divestment of its Toledo refinery and related inventory (see Note 2 to the Consolidated Financial Statements under Item 8).

Sale of Discontinued Chemicals Operations—During 2011, Sunoco recognized gains of $7 and $6 million, respectively, ($4 and $4 million, respectively, after tax) related to the divestments of the discontinued Frankford and Haverhill chemicals facilities. In 2010, Sunoco recognized a $169 million loss ($44 million after tax) related to the divestment of the discontinued polypropylene operations. In 2011, Sunoco recognized a $4 million additional tax provision related to the sale (see Note 2 to the Consolidated Financial Statements under Item 8).

LIFO Inventory Profits—During 2011, Sunoco recognized gains of $63 million ($38 million after tax) resulting from the reduction of crude oil and refined product inventories at the Toledo refinery prior to its divestment and the liquidation of a portion of refined product inventories related to the idling of the Marcus Hook refinery. During 2010 and 2009, Sunoco recognized gains of $168 and $92 million, respectively, ($100 and $55 million, respectively, after tax) from the liquidation of crude oil and refined product inventories largely attributable to the permanent shutdown of the Eagle Point Refinery in 2009 (see Notes 2 and 6 to the Consolidated Financial Statements under Item 8).

Gain on Remeasurement of Pipeline Equity Interests—During 2011 and 2010, Sunoco recognized gains attributable to Sunoco shareholders of $9 and $59 million, respectively, ($6 and $37 million, respectively, after tax) from the remeasurement of its pre-acquisition equity interests to fair value upon consolidation (see Note 2 to the Consolidated Financial Statements under Item 8).

Sale of Retail Heating Oil and Propane Distribution Business—During 2009, Sunoco recognized a $44 million net gain ($26 million after tax) on the divestment of the retail heating oil and propane distribution business (see Note 2 to the Consolidated Financial Statements under Item 8).

Sale of Discontinued Tulsa Operations—During 2009, Sunoco recognized a $70 million net gain ($41 million after tax) related to the divestment of the discontinued Tulsa operations (see Note 2 to the Consolidated Financial Statements under Item 8).

Income Taxes—The income tax benefit was $1,166 million in 2011 compared to income tax expense of $18 million in 2010 and an income tax benefit of $332 million in 2009. The increase in the tax benefits in 2011 was primarily attributable to reductions in the income before discrete items and tax benefits on provisions for asset write-downs. The increase in income tax expense in 2010 was largely driven by the increase in pretax income primarily attributable to the improvement in results from the Refining and Supply segment, lower provisions for asset write-downs and higher LIFO inventory gains.

Analysis of Consolidated Statements of Operations

Revenues—Total revenues were $45.39, $35.08 and $28.56 billion in 2011, 2010 and 2009, respectively. The 29 percent increase in 2011 was primarily due to higher refined product prices and higher crude oil sales in connection with the crude oil acquisition and marketing activities of the Company’s Logistics business. Partially offsetting these positive factors were lower refined product sales volumes largely attributable to the sale of the Toledo refinery in the first quarter of 2011 and operational issues at the Northeast Refineries. The 23 percent increase in 2010 was primarily due to higher refined product prices as well as higher crude oil sales in connection with the crude oil acquisition and marketing activities of the Company’s Logistics business. Partially offsetting these positive factors were lower refined product sales volumes.

Costs and Expenses—Total pretax costs and expenses were $47.85, $34.71 and $29.38 billion in 2011, 2010 and 2009, respectively. The 38 percent increase in 2011 was primarily due to higher crude oil and refined product acquisition costs resulting from price increases, higher refined product acquisition volumes, higher crude oil costs in connection with the crude oil acquisition and marketing activities of the Company’s Logistics business and higher provisions for asset write-downs and other matters. Partially offsetting these negative factors were lower crude oil acquisition volumes largely attributable to the sale of the Toledo refinery in the first quarter of 2011 and operational issues at the Northeast Refineries. The 18 percent increase in 2010 was primarily due to higher crude oil and refined product acquisition costs resulting from price increases and higher costs in connection with the crude oil gathering and marketing activities of the Company’s Logistics business. Partially offsetting these negative factors were lower crude oil and refined product acquisition volumes and lower provisions for asset write-downs and other matters.

Financial Condition

Capital Resources and Liquidity

Cash and Working Capital—At December 31, 2011, Sunoco had cash and cash equivalents of $2,064 million compared to $1,485 million at December 31, 2010 and $377 million at December 31, 2009. Sunoco had a working capital surplus of $638 million at December 31, 2011 compared to $797 million at December 31, 2010 (including assets held for sale) and a working capital deficit of $654 million at December 31, 2009. The $579 million increase in cash and cash equivalents in 2011 was due to $540 million of net cash provided by financing activities and $137 million of net cash provided by operating activities (“cash generation”), partially offset by $98 million of net cash used in investing activities. The $1,108 million increase in cash and cash equivalents in 2010 was due to $1,694 million of cash generation and $61 million of net cash provided by financing activities, partially offset by a $647 million net use of cash in investing activities. Management believes that the current levels of cash and working capital are adequate to support Sunoco’s ongoing operations. Sunoco’s working capital position is considerably stronger than indicated because of the relatively low historical costs assigned under the LIFO method of accounting for most of the inventories reflected in the consolidated balance sheets. The current replacement cost of all such inventories exceeded their carrying value at December 31, 2011 by $2.92 billion. Inventories valued at LIFO, which consist primarily of crude oil and petroleum products, are readily marketable at their current replacement values. The Company expects to realize approximately $2 billion of this value through the liquidation of crude and refined product inventories in connection with its exit from the refining business.

Certain pending legislative and regulatory proposals effectively could limit, or even eliminate, use of the LIFO inventory method for financial and income tax purposes. Although the final outcome of these proposals cannot be ascertained at this time, the ultimate impact to Sunoco of the transition from LIFO to another inventory method could be material. However, Sunoco’s exit from the refining business should significantly reduce the Company’s exposure to this issue.

Cash Flows from Operating Activities—In 2011, Sunoco’s cash generation was $137 million compared to $1,694 and $548 million in 2010 and 2009, respectively. The $1,557 million decrease in cash generation in 2011 was largely due to a decrease in operating results and an increase in cash used to fund working capital changes pertaining to operating activities, partially offset by an increase in noncash charges. An increase in working capital during 2011 was largely attributable to increases in coal and coke inventories and the repayment of retained crude payables from the Toledo refinery. The $1,146 million increase in cash generation in 2010 was primarily due to higher net income and a decrease in working capital levels pertaining to operating activities. Cash generation in 2010 includes federal income tax refunds totaling $526 million received by the Company for the carryback of its 2009 net operating loss. Partially offsetting these positive factors were cash contributions to the Company’s defined benefit pension plans.

Other Cash Flow Information—Divestment activities also have been a source of cash. During the 2009-2011 period, proceeds from divestments totaled $1,821 million and related primarily to the divestments of the Toledo refinery and related inventory in 2011, discontinued chemicals operations and related inventory in 2011 and 2010, and the Tulsa refinery and related inventory and the retail heating oil and propane distribution business in 2009 as well as the sale of retail gasoline outlets throughout the 2009-2011 period.

During 2011, 2010 and 2009, Sunoco received $98, $91 and $98 million, respectively, from the Partnership representing 47, 48 and 57 percent, respectively, of the Partnership’s total cash distributions. These amounts include $50, $46 and $48 million, respectively, in 2011, 2010 and 2009 attributable to Sunoco’s general partner interest and incentive distribution rights. Sunoco’s share of Partnership distributions is expected to be 47 percent at the Partnership’s current quarterly cash distribution rate but is expected to increase to approximately 49 percent, assuming the Partnership’s current quarterly cash distribution rate and no additional unit issuances, when the deferred distribution units convert to common units in the third quarter of 2012 (see below).

In 2009, Sunoco Logistics Partners L.P. issued 6.75 million limited partnership units in a public offering, generating $110 million of net proceeds. In February 2010, Sunoco received $201 million in cash from the Partnership in connection with a modification of the incentive distribution rights and sold 6.60 million of its limited partnership units to the public, generating $145 million of net proceeds. In August 2010, the Partnership issued 6.04 million limited partnership units in a public offering, generating $144 million of net proceeds.

In July 2011, the Partnership issued 3.94 million deferred distribution units valued at $98 million and paid $2 million in cash to Sunoco in exchange for the tank farm and related assets located at the Eagle Point refinery. These units will not participate in Partnership distributions until they convert into common units on the one-year anniversary of their issuance. Upon completion of this transaction, Sunoco’s interest in the Partnership’s limited partner units increased to the current 32 percent.

The Partnership acquired interests in various pipelines and other logistics assets during the 2009-2011 period (see “Capital Program” below). The Partnership expects to finance future growth opportunities with a combination of borrowings and the issuance of additional limited partnership units to the public to maintain a balanced capital structure. Any issuance of limited partnership units to the public would dilute Sunoco’s ownership interest in the Partnership.

On July 12, 2011, Sunoco borrowed $300 million from an affiliate of one of SunCoke Energy’s IPO underwriters. On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy common stock was completed at an offering price of $16 per share. Sunoco’s $300 million borrowing was satisfied at the closing of the IPO through an exchange of the 13.34 million shares of SunCoke Energy stock valued at $213 million and a cash payment of $87 million. Sunoco incurred underwriters’ commissions and other expenses totaling $21 million in connection with the offering. Also in July 2011, concurrent with its IPO, SunCoke Energy issued $400 million aggregate principal of 7.625 percent senior notes which mature in 2019 and borrowed $300 million under a senior secured term loan credit facility which matures in 2018. The term loan credit facility provides for incremental borrowings up to $75 million which are available subject to the satisfaction of certain conditions. SunCoke Energy borrowed an additional $30 million under the term loan credit facility in December 2011. The senior notes and the term loan credit facility are guaranteed by each direct and indirect, existing and future, domestic material restricted subsidiary of SunCoke Energy. SunCoke Energy used a portion of the proceeds from its borrowings to repay $575 million of intercompany debt payable to a subsidiary of Sunoco (see “Financial Capacity” below for additional debt activity).

During the third quarter of 2011, the Company repurchased 14.41 million shares of its common stock for $500 million. In February 2012, the Board of Directors approved a plan to repurchase up to 19.9 percent of Sunoco’s outstanding common stock at the time, or approximately 21.25 million shares. The planned repurchase is expected to occur over the next 12 to 18 months.

Financial Capacity—Management currently believes that future cash generation is expected to be sufficient to satisfy Sunoco’s ongoing capital requirements, to fund its pension obligations (see “Retirement Benefit Plans” below) and to pay cash dividends on Sunoco’s common stock. However, from time to time, the Company’s short-term cash requirements may exceed its cash generation due to various factors including reductions in margins for products sold and increases in the levels of capital spending (including acquisitions) and working capital. During those periods, the Company may supplement its cash generation with proceeds from financing activities.

In November 2011, Sunoco entered into an $800 million secured revolving credit agreement with a syndicate of 17 participating banks (the “Secured Facility”) which matures in November 2012. Concurrent with this agreement, the Company terminated its existing $1.2 billion revolving credit facility and transferred all commitments outstanding under this facility to the Secured Facility. Borrowings under the Secured Facility may be made up to the lesser of the total available commitments or the amount of a periodically adjusted borrowing base which is calculated by reference to the value of collateral that includes the Company’s eligible crude oil and refined product inventories; certain receivables from inventory sales (other than receivables generated from sales of refined products subject to the Company’s existing securitization facility); 3.25 million common units, representing limited partnership interests in Sunoco Logistics Partners L.P.; and eligible cash and cash equivalent balances. The Secured Facility includes a letter of credit sub-facility, limited to the lesser of the entire aggregate commitment or the borrowing base, and a $125 million sub-facility for same-day borrowings (as defined in the Secured Facility). Borrowings outstanding under the Secured Facility bear interest at a base rate plus an applicable margin that varies based upon the Company’s credit rating (as defined in the Secured Facility). The Secured Facility contains covenants which require the Company to maintain liquidity of at least $400 million and collateral equal to at least 110 percent of borrowings outstanding under the Secured Facility. At December 31, 2011, there were no borrowings under the Secured Facility; however, the Secured Facility was being used at that date to support letters of credit totaling $64 million and $103 million of floating-rate notes due in 2034. The floating-rate notes were repaid in January 2012.

In July 2011, a wholly owned subsidiary of the Company, Sunoco Receivables Corporation, Inc. (“SRC”), executed an agreement with four participating banks, extending its accounts receivable securitization facility that was scheduled to expire in August 2011 by an additional 364 days. The updated facility permits borrowings and supports the issuance of letters of credit by SRC up to a total of $250 million. Under the receivables facility, certain subsidiaries of the Company will sell their accounts receivable from time to time to SRC. In turn, SRC may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash or letters of credit. The Company has agreed to continue servicing the receivables for SRC. Upon the sale of the interests in the accounts receivable by SRC, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to the creditors of the Company or its other subsidiaries. At December 31, 2011, there was approximately $310 million of accounts receivable eligible to support this facility; however, there were no borrowings outstanding under the facility as of that date. The facility was being used to support letters of credit totaling $110 million at December 31, 2011.

In August 2011, the Partnership replaced its existing $458 million of credit facilities with two new credit facilities totaling $550 million. The Partnership’s new credit facilities consist of a five-year $350 million unsecured credit facility and a $200 million 364-day unsecured credit facility which is available to fund certain inventory activities. There were no borrowings outstanding under the Partnership’s facilities at December 31, 2011. The $350 and $200 million credit facilities contain various covenants including the requirement that the Partnership’s total debt to EBITDA ratio (each as defined in the facilities) not exceed 5.00 to 1. This ratio can generally be increased to 5.50 to 1 during an acquisition period (as defined in the facilities). At December 31, 2011, the Partnership’s ratio of total debt to EBITDA was 3.1 to 1.

The following table sets forth Sunoco’s cash and cash equivalents and outstanding debt (in millions of dollars):

	December 31,
	2011	2010
Cash and cash equivalents*	$2,064	$1,485

Short-term borrowings	$103	$115
Current portion of long-term debt	282	178
Long-term debt	3,159	2,136

Total debt**	$3,544	$2,429

*	Includes $112 and $128 million, respectively, attributable to Sunoco Logistics Partners L.P. and SunCoke Energy, Inc. at December 31, 2011.
**	Includes $1,698 and $1,129 million, respectively, attributable to Sunoco Logistics Partners L.P. at December 31, 2011 and 2010 and $726 million attributable to SunCoke Energy, Inc. at December 31, 2011.

In July 2011, the Partnership issued $600 million of long-term debt, consisting of $300 million of 4.65 percent notes due in 2022 and $300 million of 6.10 percent notes due in 2042. In July 2011, concurrent with its IPO, SunCoke Energy issued $400 million aggregate principal of 7.625 percent notes which mature in 2019 and borrowed $300 million under a senior secured term loan credit facility which matures in 2018. SunCoke Energy’s term loan credit facility provides for incremental borrowings up to $75 million which are available subject to the satisfaction of certain conditions. SunCoke Energy borrowed an additional $30 million under the term loan credit facility in December 2011.

In February 2012, the Company announced that it intends to spend approximately $400 million in 2012 to reduce debt, including approximately $100 million of floating-rate notes that were redeemed in January 2012 (see above).

Management believes the Company can access the capital markets to pursue strategic opportunities as they arise. In addition, the Company has the option of selling a portion of its Partnership interests, and the Partnership has the option of issuing additional common units.

Contractual Obligations—The following table summarizes the Company’s significant contractual obligations (excluding those attributable to SunCoke Energy which was spun-off on January 17, 2012) as of December 31, 2011 (in millions of dollars):

		Payment Due Dates
	Total	2012	2013-2014	2015-2016	Thereafter
Total debt:
Principal	$2,818	$382	$427	$425	$1,584
Interest	1,716	164	301	212	1,039
Operating leases*	584	81	121	90	292
Purchase obligations:
Crude oil, other feedstocks and refined products	6,764	6,764	—	—	—
Transportation and distribution	546	101	155	125	165
Other	214	58	59	32	65

	$12,642	$7,550	$1,063	$884	$3,145

*	Includes $177 million pertaining to lease extension options which are assumed to be exercised.

Sunoco’s operating leases include leases for marine transportation vessels, service stations, office space and other property and equipment. Operating leases include all operating leases that have initial noncancelable terms in excess of one year. Approximately 20 percent of the $584 million of future minimum annual rentals relates to time charters for marine transportation vessels.

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Sunoco’s principal purchase obligations in the ordinary course of business consist of: crude oil, other feedstocks and refined products and transportation and distribution services, including pipeline and terminal throughput and railroad services. Approximately one half of the contractual obligations to purchase crude oil, other feedstocks and refined products reflected in the above table for 2012 relates to spot-market purchases to be satisfied within the first 90 days of the year. Sunoco also has contracts to acquire or construct properties, plants and equipment, and other contractual obligations, primarily related to services and materials, including commitments to purchase supplies and various other maintenance, systems and communications services. Most of Sunoco’s purchase obligations are based on market prices or formulas based on market prices. These purchase obligations generally include fixed or minimum volume requirements. The purchase obligation amounts in the table above are based on the minimum quantities to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts may vary significantly from the estimates included in the table.

Sunoco also has obligations pertaining to unrecognized tax benefits and related interest and penalties amounting to $28 million, which have been excluded from the table above as the Company does not believe it is practicable to make reliable estimates of the periods in which payments for these obligations will be made (see Note 4 to the Consolidated Financial Statements under Item 8). In addition, Sunoco has obligations with respect to its defined benefit pension plans and postretirement health care plans, which have also been excluded from the table above (see “Retirement Benefit Plans” below and Note 9 to the Consolidated Financial Statements under Item 8).

Off-Balance Sheet Arrangements—The Company has not entered into any transactions, agreements or other contractual arrangements that would result in significant off-balance sheet liabilities.

Capital Program

The following table sets forth Sunoco’s planned and actual capital expenditures for additions to properties, plants and equipment as well as the Company’s acquisitions and other capital outlays (in millions of dollars):

	2012 Plan	2011	2010	2009
Logistics*	$350	$592	$426	$225
Retail Marketing**	150	129	124	80
Refining and Supply:
Continuing operations	30	120	247	377
Discontinued Tulsa operations	—	—	—	3
Discontinued chemicals operations	—	17	20	35
Discontinued cokemaking operations***	†	284	223	229

Consolidated capital program	$530	$1,142	$1,040	$949

*	Includes acquisitions totaling $381, $243 and $50 million during 2011, 2010 and 2009, respectively.
**	Includes acquisition totaling $25 million in 2010.
***Includes	acquisition totaling $38 million in 2011.
†	Excludes planned capital spending for SunCoke Energy which was separated from Sunoco by means of a spin-off on January 17, 2012.

The Company’s 2012 planned capital expenditures consist of $370 million for income improvement projects, $95 million for infrastructure spending and $65 million for environmental projects. The $370 million of outlays for income improvement projects consist of $300 million related to growth opportunities in the Logistics business and $70 million for various other income improvement projects in Retail Marketing.

The Company’s 2011 capital outlays consisted of $416 million for income improvement projects; $419 million for acquisitions; $203 million for infrastructure spending; $41 million for turnarounds at the Company’s refineries; and $63 million for environmental projects. The $416 million of outlays for income improvement projects consisted of $170 million related to growth opportunities in the Logistics business; $179 million towards the construction of a cokemaking facility in Middletown, OH; and $67 million for various other income improvement projects primarily related to Retail Marketing and discontinued cokemaking operations. The $419 million of outlays for acquisitions related to the purchase by the Logistics business of a crude oil purchasing and marketing business, a refined products terminal and the acquisition of a controlling financial interest in a pipeline joint venture and the acquisition of a coal company by SunCoke Energy.

The Company’s 2010 capital outlays consisted of $367 million for income improvement projects; $268 million for acquisitions; $203 million for infrastructure spending; $105 million for turnarounds at the Company’s refineries; and $97 million for environmental projects. The $367 million of outlays for income improvement projects consisted of $146 million related to growth opportunities in the Logistics business; $177 million towards the construction of a cokemaking facility in Middletown, OH; $24 million at the ethanol manufacturing facility in New York which started up in June 2010; and $20 million for various other income improvement projects primarily in Retail Marketing. The $268 million of outlays for acquisitions related to the purchase by the Logistics business of a butane blending business and the acquisition of additional ownership interests in pipeline joint ventures and the acquisition of 25 retail locations in central and northern New York.

The Company’s 2009 capital outlays consisted of $439 million for income improvement projects; $50 million for acquisitions; $216 million for infrastructure spending; $68 million for turnarounds at the Company’s refineries; $111 million for projects at the Philadelphia and Toledo refineries under the 2005 Consent Decree; and $65 million for other environmental projects. The $439 million of outlays for income improvement projects consisted of $71 million related to the $200 million project at the Philadelphia refinery to increase ultra-low-sulfur-diesel fuel production capability; $143 million related to growth opportunities in the Logistics business, including amounts attributable to projects to increase crude oil storage capacity at the Partnership’s Nederland terminal and to add a crude oil pipeline which connects the terminal to Motiva Enterprise LLC’s Port Arthur, TX refinery; $184 million towards construction of cokemaking facilities in Granite City, IL and Middletown, OH; and $41 million for various other income improvement projects. The $50 million of outlays for acquisitions related to the purchase by the Logistics business of a crude oil pipeline in Oklahoma and a refined products terminal in Michigan.

Retirement Benefit Plans

The following table sets forth the components of the change in market value of the investments in Sunoco’s defined benefit pension plans (in millions of dollars):

	December 31,
	2011	2010
Balance at beginning of year	$1,008	$804
Increase (reduction) in market value of investments resulting from:
Net investment income	57	149
Company contributions	—	234
Plan benefit payments	(212)	(168)
Divestments	—	(11)

Balance at end of year	$853	$1,008

As a result of the workforce reduction, divestments and the permanent shutdown of the Eagle Point refinery, the Company incurred noncash charges related to settlement and curtailment losses and special termination benefits in these plans during 2011, 2010 and 2009 totaling approximately $60, $55 and $130 million pretax, respectively. In 2010, the Company contributed $234 million to its funded defined benefit plans consisting of $144 million of cash and 3.59 million shares of Sunoco common stock valued at $90 million. The Company expects to make voluntary contributions of approximately $80 million during 2012 to its funded defined benefit plans. At December 31, 2011, the projected benefit obligation for the Company’s funded pension plans (excluding amounts attributable to SunCoke Energy), determined using a discount rate of 4.15 percent, exceeded plan assets by approximately $160 million. The Company also has unfunded obligations for other defined benefit plans which totaled $83 million at December 31, 2011. There is no legal requirement to pre-fund these plans which are funded as benefit payments are made.

Effective June 30, 2010, pension benefits under the Company’s defined benefit pension plans were frozen for most of the participants in these plans at which time the Company instituted a discretionary profit-sharing contribution on behalf of these employees in its defined contribution plan. The Company expects that upon its exit from the refining business, defined benefit pension plans will be frozen for all participants and no additional benefits will be earned.

Environmental Matters

General

Sunoco is subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. As with the industry generally, compliance with existing and anticipated laws and regulations increases the overall cost of operating Sunoco’s businesses, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities. Existing laws and regulations have required, and are expected to continue to require, Sunoco to make significant expenditures of both a capital and an expense nature. Pollution abatement capital outlays are expected to approximate $65 and $53 million in 2012 and 2013, respectively.

Remediation Activities

Information regarding remediation activities at Sunoco’s facilities and at formerly owned or third-party sites is included in the discussion under “Environmental Remediation Activities” in Note 13 to the Consolidated Financial Statements (Item 8) and is incorporated herein by reference.

Regulatory Matters

Through the operation of its refining and marketing facilities, Sunoco’s operations emit greenhouse gases (“GHG”), including carbon dioxide. There are various legislative and regulatory measures to address GHG emissions which are in various stages of review, discussion or implementation. Current proposals being considered by Congress include cap and trade legislation and carbon taxation legislation. One current cap and trade bill proposes a system that would begin in 2012 which would require the Company to provide carbon emission allowances for emissions at its manufacturing facilities as well as emissions caused by the use of fuels it sells. The cap and trade program would require affected businesses to buy emission credits from the government, other businesses or through an auction process. The exact amount of such costs, as well as those that could result from any carbon taxation would not be established until the future. However, the Company believes that these costs could be material, and there is no assurance that the Company would be able to recover them in the sale of its products. Other federal and state actions to develop programs for the reduction of GHG emissions are also being considered. In addition, during 2009, the EPA indicated that it intends to regulate carbon dioxide emissions. While it is currently not possible to predict the impact, if any, that these issues will have on the Company or the industry in general, they could result in increases in costs to operate and maintain the Company’s facilities, as well as capital outlays for new emission control equipment at these facilities. In addition, regulations limiting GHG emissions or carbon content of products, which target specific industries such as petroleum refining, and proposals to significantly increase automobile fleet efficiency and potentially eliminate the ethanol tax credit are also under consideration. If enacted, such proposals could adversely affect the Company’s ability to conduct its business and also may reduce demand for its products.

MTBE Litigation

Information regarding certain MTBE litigation in which Sunoco is a defendant is included in the discussion under “MTBE Litigation” in Note 13 to the Consolidated Financial Statements (Item 8) and is incorporated herein by reference.

Conclusion

Management believes that the environmental matters discussed above are potentially significant with respect to results of operations or cash flows for any future period. However, management does not believe that such matters will have a material impact on Sunoco’s consolidated financial position or, over an extended period of time, on Sunoco’s cash flows or liquidity.

Quantitative and Qualitative Disclosures about Market Risk

Commodity Price Risk

Sunoco uses swaps, options, futures, forwards and other derivative instruments to hedge a variety of commodity price risks. Such derivative instruments are used from time to time to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in what Sunoco considers to be acceptable margins for various refined products and to lock in the price of a portion of the Company’s electricity and natural gas purchases or sales and transportation costs. Sunoco does not hold or issue derivative instruments for speculative purposes.

Sunoco is at risk for possible changes in the market value of all of its derivative contracts; however, such risk would be mitigated by price changes in the underlying hedged items. Sunoco’s accumulated net derivative deferred positions, before income taxes, on all of its open derivative contracts amounted to a gain of $1 million at December 31, 2011. Open contracts as of December 31, 2011 vary in duration but generally do not extend beyond 2012. The potential decline in the market value of these derivatives from a hypothetical 10 percent adverse change in the year-end market prices of the underlying commodities that were being hedged by derivative contracts at December 31, 2011 was approximately $95 million. This hypothetical loss was estimated by multiplying the difference between the hypothetical and the actual year-end market prices of the underlying commodities by the contract volume amounts which include 9.0 million barrels of crude oil and refined products, 240 thousand pounds of soy beans and 240 thousand MMBTUs of natural gas at December 31, 2011.

Sunoco also is exposed to credit risk in the event of nonperformance by derivative counterparties. Management believes this risk is not significant as the Company has established credit limits with such counterparties which require the settlement of net positions when these credit limits are reached. As a result, the Company had no significant derivative counterparty credit exposure at December 31, 2011 (see Note 17 to the Consolidated Financial Statements under Item 8).

Interest Rate Risk

Sunoco has market risk exposure for changes in interest rates relating to its outstanding borrowings. Sunoco manages this exposure to changing interest rates through the use of a combination of fixed- and floating-rate debt. Sunoco also uses interest rate swaps from time to time to manage interest costs and minimize the effects of interest rate fluctuation on cash flows associated with its credit facilities. At December 31, 2011, the Company (excluding amounts attributable to SunCoke Energy) had $2,715 million of fixed-rate debt and $103 million of floating-rate debt. The floating-rate notes were repaid in January 2012. A hypothetical one-percentage point decrease in interest rates would increase the fair value of the Company’s fixed-rate borrowings at December 31, 2011 by approximately $190 million. Sunoco also has market risk exposure for changes in interest rates relating to its retirement benefit plans (see “Critical Accounting Policies—Retirement Benefit Liabilities” below).

Dividends and Share Repurchases

The Company has paid cash dividends regularly on a quarterly basis since 1904. The Company reduced the quarterly cash dividend paid on its common stock by 50 percent to $.15 per share ($.60 per year) beginning with the first quarter of 2010. In February 2012, the Company announced a 33 percent increase in its quarterly dividend to $.20 per share ($.80 per year). The higher dividend is effective for the dividend payable in March 2012. The Company’s management believes that Sunoco’s new dividend level is sustainable under current conditions.

During the third quarter of 2011, the Company repurchased 14.41 million shares of its outstanding common stock for $500 million. In 2010 and 2009, the Company did not repurchase any of its common stock in the open market. In February 2012, the Board of Directors approved a plan to repurchase up to 19.9 percent of Sunoco’s outstanding common stock at the time, or approximately 21.25 million shares. The planned repurchase is expected to occur over the next 12 to 18 months.

Critical Accounting Policies

A summary of the Company’s significant accounting policies is included in Note 1 to the Consolidated Financial Statements (Item 8). Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the financial statements with useful and reliable information about the Company’s operating results and financial condition. The preparation of Sunoco’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Significant items that are subject to such estimates and assumptions consist of retirement benefit liabilities, long-lived assets, environmental remediation activities and deferred income taxes. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results may differ to some extent from the estimates on which the Company’s consolidated financial statements are prepared at any point in time. Despite these inherent limitations, management believes the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements provide a meaningful and fair perspective of the Company. Management has reviewed the assumptions underlying its critical accounting policies with the Audit Committee of Sunoco’s Board of Directors.

Retirement Benefit Liabilities

Sunoco has substantial obligations in connection with its funded and unfunded noncontributory defined benefit pension plans. Effective June 30, 2010, benefits under these plans were frozen for most participants. The Company expects that upon its exit from the refining business, defined benefit pension plans will be frozen for all participants and no additional benefits will be earned. In addition, Sunoco has postretirement benefit plans which provide health care benefits for substantially all of its current retirees. Medical benefits under Sunoco’s plans were also phased down or eliminated for all employees retiring after July 1, 2010. The postretirement benefit plans are currently unfunded and the costs are shared by Sunoco and its retirees. The levels of required retiree contributions to these plans are adjusted periodically, and the plans contain other cost-sharing features, such as deductibles and coinsurance. In addition, there is a per retiree dollar cap on Sunoco’s annual contributions for its principal postretirement health care benefits plan. In February 2012, the Company announced that it was establishing a trust for the Company’s postretirement benefit liabilities by making a tax-deductible contribution of approximately $200 million and restructuring the retiree medical plan to eliminate Sunoco’s liability beyond this funded amount. By prefunding and restructuring this postretirement medical plan, annual pretax costs of this plan will be approximately $20 million lower than previous expectations, annual pretax cash flow will be improved by approximately $30 million and the accumulated postretirement medical liability will be reduced by approximately $60 million. The retiree medical plan change also eliminates substantially all of the Company’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations.

The principal assumptions that impact the determination of both expense and benefit obligations for Sunoco’s pension plans are the discount rate and the long-term expected rate of return on plan assets.

The discount rate used to determine the present value of future pension payments is based on a portfolio of high-quality (AA rated) corporate bonds with maturities that reflect the estimated duration of Sunoco’s pension benefit obligations. The present values of Sunoco’s future pension obligations were determined using a discount rate of 4.15 percent at December 31, 2011 and 4.95 percent at December 31, 2010. Sunoco’s expense under its pension plans is generally determined using the discount rate as of the beginning of the year, or using a weighted-average rate when curtailments, settlements and/or other events require plan remeasurements during the year. The weighted-average discount rate used for determining expense for pension plans was 4.80 percent for 2011, 5.20 percent for 2010 and 6.00 percent for 2009, and is expected to be 4.15 percent for 2012 subject to adjustment for any remeasurement events which may occur during the year.

The long-term expected rate of return on plan assets was assumed to be 8.25 percent for each of the last three years. A long-term expected rate of return of 7.50 percent on plan assets is expected to be used to determine Sunoco’s pension expense for 2012. The expected rate of return on plan assets is estimated utilizing a variety of factors including the historical investment return achieved over a long-term period, the targeted allocation of plan assets and expectations concerning future returns in the marketplace for both equity and fixed income securities. The duration of the fixed income portfolio has been increased to better match the duration of the plan obligations. The objective of this strategy change is to reduce the volatility of investment returns, maintain a sufficient funded status of the plans and limit required contributions. The Company anticipates further shifts in targeted asset allocation from equity securities to fixed income securities if funding levels improve due to asset performance or Company contributions. The expected future changes are the primary driver of the reduction in the long-term expected return on assets for 2012. In determining pension expense, the Company applies the expected rate of return to the market-related value of plan assets at the beginning of the year, which is determined using a quarterly average of plan assets from the preceding year. The expected rate of return on plan assets is designed to be a long-term assumption. It generally will differ from the actual annual return which is subject to considerable year-to-year variability. For 2011, the pension plan assets generated a positive return of 6.7 percent, compared to 16.0 and 25.2 percent in 2010 and 2009, respectively. For the 15-year period ended December 31, 2011, the compounded annual investment return on Sunoco’s pension plan assets was a positive return of 7.1 percent. While the 15-year period return is below the Company’s expected return, this is largely a result of a negative return of 28.8 percent in 2008 which was one of the worst asset return periods in history as a result of the financial crisis in the second half of the year. As permitted by existing accounting rules, the Company does not recognize currently in pension expense the difference between the expected and actual return on assets. Rather, the difference along with other actuarial gains or losses resulting from changes in actuarial assumptions used in accounting for the plans (primarily the discount rate) and differences between actuarial assumptions and actual experience are fully recognized in the consolidated balance sheets. Except as discussed below, if such actuarial gains and losses on a cumulative basis exceed 10 percent of the projected benefit obligation, the excess is amortized into earnings as a component of pension or postretirement benefits expense generally over the average remaining service period of plan participants still employed with the Company, which currently is approximately 9 years for the pension plans (excluding service periods attributable to SunCoke Energy). At December 31, 2011, the accumulated net actuarial loss for defined benefit plans was $408 million (excluding $15 million attributable to SunCoke Energy).

Sunoco is also required to accelerate the recognition of a portion of its cumulative actuarial losses into earnings if the amount of pension liabilities settled in a given year is greater than the service and interest cost components of the related defined benefit plans expense. As a result of the workforce reduction, divestments and the permanent shutdown of the Eagle Point refinery, the Company incurred pretax noncash settlement losses totaling $56, $56 and $111 million with respect to its defined benefit plans in 2011, 2010 and 2009, respectively. In addition, as a result of the above-noted changes, the service cost and interest on the existing defined benefit pension plan obligations have declined. This reduction in service and interest cost increases the likelihood that settlement gains or losses, representing the accelerated amortization of deferred gains and losses, will be recognized in the future as previously earned lump sum payments are made.

Set forth below are the estimated increases in expense and the related benefit obligations, which represents the projected benefit obligation for defined benefit plans, that would occur in 2012 from a change in the indicated assumptions (dollars in millions):

	Change in Rate	Expense*	Benefit Obligations*
Pension benefits:
Decrease in the discount rate	0.25%	$2	$27
Decrease in the long-term expected rate of return on plan assets	0.25%	$2	$—

*Excludes	amounts attributable to SunCoke Enegy which was separated from Sunoco by means of a spin-off on January 17, 2012.

Long-Lived Assets

The cost of plants and equipment is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives are based on historical experience and are adjusted when changes in planned use, technological advances or other factors show that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively. There have been no significant changes in the useful lives of the Company’s plants and equipment during the 2009-2011 period.

A decision to dispose of an asset may necessitate an impairment review. If the criteria of assets held for sale are met, an impairment would be recognized for any excess of the aggregate carrying amount of assets and liabilities included in the disposal group over their fair value less cost to sell. The aggregate fair value less cost to sell of the Toledo refinery and related assets, which were classified as held for sale at December 31, 2010, exceeded the related carrying amount of the disposal group and, as a result, no impairment was recognized in 2010.

Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; technological developments resulting in obsolescence; changes in demand for the Company’s products or in end-use goods manufactured by others utilizing the Company’s products as raw materials; changes in the Company’s business plans or those of its major customers, suppliers or other business partners; a decision to dispose of an asset; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of capital, operating or environmental remediation expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are described under “Forward-Looking Statements” below.

Long-lived assets that are not held for sale are considered impaired when the undiscounted net cash flows expected to be generated by the assets are less than their carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for the Company’s long-lived assets may not be readily available and offers by potential purchasers are subject to uncertainty as to the ultimate likelihood of completing a sale until a binding agreement is executed. Therefore, fair market value is generally based on a combination of the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment, comparable sales transactions and offers by potential purchasers as adjusted to reflect the probability of completing a sales transaction. Such estimates also reflect potential alternative uses of the facilities, where appropriate.

Sunoco had asset impairments totaling $1,565, $22 and $285 million after tax during 2011, 2010 and 2009, respectively. The impairments in 2011 related primarily to asset write-downs at the Company’s Northeast Refineries in connection with Sunoco’s decision to exit its refining business and at the Company’s discontinued chemicals facilities prior to their divestments. The impairments in 2010 and 2009 related primarily to asset write-downs of the Eagle Point refinery which was permanently shut down in the fourth quarter of 2009. Estimates utilized in 2011 in determining the fair market values of the Northeast Refineries and the discontinued chemicals facilities were largely based upon discounted projected cash flows, comparable sales transactions and offers by potential purchasers as adjusted to reflect the probability of completing a sales transaction. The estimates related to the Northeast Refineries also reflect potential alternative uses of the facilities, where appropriate. Estimates of the fair market value of the Eagle Point refinery assets utilized in 2010 and 2009 were largely based upon an independent appraiser’s use of observable current replacement costs of similar new equipment adjusted to reflect the age, condition, maintenance history and estimated remaining useful life. Since the fair value measurements utilized during the 2009-2011 period reflected both observable and unobservable inputs, they were determined to be level 3 fair value measurements within the fair value hierarchy under generally accepted accounting principles. For a further discussion of these asset impairments, see Note 2 to the Consolidated Financial Statements (Item 8).

Environmental Remediation Activities

Sunoco is subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. These laws and regulations require environmental assessment and/or remediation efforts at many of Sunoco’s facilities and at formerly owned or third-party sites. Sunoco’s accrual for environmental remediation activities amounted to $110 million at December 31, 2011. In February 2012, Sunoco announced that it intends to contribute approximately $250 million by the end of 2012 to establish a segregated environmental fund by means of a captive insurance company to be used for the remediation of legacy environmental obligations. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites.

Sunoco’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities. Losses attributable to unasserted claims are also reflected in the accruals to the extent they are probable of occurrence and reasonably estimable.

Under various environmental laws, including the Resource Conservation and Recovery Act (“RCRA”) (which relates to solid and hazardous waste treatment, storage and disposal), Sunoco has initiated corrective remedial action at its facilities, formerly owned facilities and third-party sites. At the Company’s major manufacturing facilities, Sunoco has consistently assumed continued industrial use and a containment/

remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts to prevent off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Activities include closure of RCRA solid waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a higher cost remediation strategy in the future.

Sunoco currently owns or operates certain retail gasoline outlets where releases of petroleum products have occurred. Federal and state laws and regulations require that contamination caused by such releases at these sites and at formerly owned sites be assessed and remediated to meet the applicable standards. The obligation for Sunoco to remediate this type of contamination varies, depending on the extent of the release and the applicable laws and regulations. A portion of the remediation costs may be recoverable from the reimbursement fund of the applicable state, after any deductible has been met.

In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. Sunoco’s estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded.

In addition to the probable and estimable losses which have been recorded, management believes it is reasonably possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2011, the aggregate of the estimated maximum additional reasonably possible losses, which relate to numerous individual sites, totaled approximately $165 million. This estimate of reasonably possible losses associated with environmental remediation is largely based upon analysis during 2011 and continuing into early 2012 of the potential liabilities associated with the establishment of the segregated environmental fund discussed above. It also includes estimates for remediation activities at current logistics and retail assets. This reasonably possible loss estimate in many cases reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.

In summary, total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of Sunoco’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years. Management believes that none of the current remediation locations, which are in various stages of ongoing remediation, is individually material to Sunoco as its largest accrual for any one Superfund site, operable unit or remediation area was approximately $14 million at December 31, 2011. As a result, Sunoco’s exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could impact multiple Sunoco facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Company’s consolidated financial position.

Deferred Income Taxes

The Company recognizes benefits in earnings and related deferred tax assets for net operating loss carryforwards (“NOLs”) and tax credit carryforwards. If necessary, a charge to earnings and a related valuation allowance are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized by the Company in the future. Deferred income tax assets attributable to state and federal NOLs and federal tax credit carryforwards totaling $79 million (net of federal income tax effects), $24 million and $79 million, respectively, have been recognized in Sunoco’s consolidated balance sheet as of December 31, 2011. The state NOLs begin to expire in 2019 with a substantial portion expiring in 2029 and 2030. The federal NOL expires in 2031, while $49 million of the federal tax credit carryforwards expires in 2030 and 2031 and the balance has no expiration date. The Company has determined that a valuation allowance totaling $38 million (net of federal income tax effects) is required for the state NOLs at December 31, 2011 primarily due to significant restrictions on their use in the Commonwealth of Pennsylvania. No valuation allowance has been established for the federal NOL or tax credit carryforwards. The Company also has deferred state tax assets for certain of its subsidiaries due to the projected reversal of temporary differences largely resulting from the impairment of its Northeast Refineries. In making the assessment of the realizability of the deferred tax assets, the Company relies on future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income based on historical and projected future operating results. A key portion of the support for recognition of these deferred tax assets is the expected gains in 2012 on the liquidation of the Company’s crude oil and refined product inventories as a result of its exit from the refining business. The potential need for valuation allowances is regularly reviewed by management. If it is more likely than not that the recorded asset will not be realized, additional valuation allowances which increase income tax expense may be recognized in the period such determination is made. Likewise, if it is more likely than not that additional deferred tax assets will be realized, an adjustment to the deferred tax asset will increase income in the period such determination is made.

New Accounting Pronouncements

For a discussion of recently issued accounting standards requiring adoption subsequent to December 31, 2011, see Note 1 to the Consolidated Financial Statements (Item 8).

Forward-Looking Statements

Some of the information included in this report contains “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These forward-looking statements discuss estimates, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the Company, based on current beliefs of management as well as assumptions made by, and information currently available to, Sunoco. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “scheduled,” “should,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Although management believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those discussed in this report. In addition, statements in this report concerning future dividend declarations are subject to approval by the Company’s Board of Directors and will be based upon circumstances then existing. Such risks and uncertainties include, without limitation:

•	General economic, financial and business conditions which could affect Sunoco’s financial condition and results of operations;

•	Changes in refining and marketing margins;

•	Variation in crude oil and petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation;

•	Effects of transportation disruptions;

•	Changes in the price differentials between light-sweet and heavy-sour crude oils;

•	Changes in the marketplace which may affect supply and demand for Sunoco’s products;

•	Changes in competition and competitive practices, including the impact of foreign imports;

•	Effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand;

•	Age of, and changes in the reliability, efficiency and capacity of, the Company’s operating facilities or those of third parties;

•	Changes in the expected operating levels of Company assets;

•	Changes in the level of capital expenditures or operating expenses;

•

Effects of adverse events relating to the operation of the Company’s facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	Changes in the level of environmental capital, operating or remediation expenditures;

•	Delays and/or costs related to construction, improvements and/or repairs of facilities (including shortages of skilled labor, the issuance of applicable permits and inflation);

•	Changes in product specifications;

•	Availability and pricing of ethanol and related RINs (Renewable Identification Numbers) used to demonstrate compliance with the renewable fuels standard for credits and trading;

•	Political and economic conditions in the markets in which the Company, its suppliers or customers operate, including the impact of potential terrorist acts and international hostilities;

•	Military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil;

•	Ability to conduct business effectively in the event of an information systems failure;

•	Ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses;

•	Ability to effect divestitures under favorable terms;

•	Ability to enter into joint ventures and other similar arrangements under favorable terms;

•	Changes in the availability and cost of equity and debt financing, including amounts under the Company’s revolving credit facilities;

•	Performance of financial institutions impacting the Company’s liquidity, including those supporting the Company’s revolving credit and accounts receivable securitization facilities;

•	Impact on the Company’s liquidity and ability to raise capital as a result of changes in the credit ratings assigned to the Company’s debt securities or credit facilities;

•	Changes in credit terms required by suppliers;

•	Changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of the Company’s insurers to meet their obligations;

•	Changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and pensions;

•	Changes in financial markets impacting pension expense and funding requirements;

•	Risks related to labor relations and workplace safety;

•	Nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners;

•	Changes in, or new, statutes and government regulations or their interpretations, including those relating to the environment and global warming;

•	Claims of the Company’s noncompliance with statutory and regulatory requirements; and

•

Changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which the Company is a party or liability resulting from such litigation, arbitration, or other proceedings, including natural resource damage claims.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by Sunoco. Other factors not discussed herein could also have material adverse effects on the Company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.